Contacts:
Jeaneen Terrio, Invesco 212-278-9205 Jeaneen.terrio@invesco.com	Laura Crisco, MassMutual 413-744-2370 lcrisco@massmutual.com
Invesco and MassMutual announce strategic combination
of Invesco and OppenheimerFunds

▪	Combined firm to be among the largest asset managers globally and in the US with $1.2 trillion AUM, creating significant scale for the benefit of clients and shareholders
▪	Complementary, highly differentiated investment capabilities, enhancing ability to meet the needs of clients across the globe
▪
Highly compelling financial returns to Invesco shareholders, including ~18% and ~27% accretion to EPS in 2019 and 2020 respectively, an IRR of >19% and initiation of a $1.2 billion common share buyback program to be completed within two years

▪	MassMutual to become a long-term strategic shareholder in Invesco

ATLANTA and SPRINGFIELD, Mass. Oct. 18, 2018 – Invesco Ltd. (NYSE: IVZ) and Massachusetts Mutual Life Insurance Company (MassMutual) announced today that they have entered into a definitive agreement, whereby Invesco will acquire MassMutual asset management affiliate OppenheimerFunds, Inc.  In turn, MassMutual and the OppenheimerFunds employee shareholders will receive a combination of common and preferred equity consideration, and MassMutual will become a significant shareholder in Invesco, with an approximate 15.5% stake.

This strategic transaction will bring Invesco's total assets under management (AUM) to more than $1.2 trillion, making it the 13th-largest global investment manager and sixth-largest US retail investment manager1, further enhancing the company's ability to meet client needs through its comprehensive range of high-conviction active, passive and alternative capabilities.

The highly complementary investment and distribution capabilities of Invesco and OppenheimerFunds will strengthen the combined organization's ability to provide more relevant investment outcomes to an expanded number of institutional and retail clients in the US and around the globe.  Both Invesco's and OppenheimerFunds' clients will benefit from the resulting combination, which will incorporate OppenheimerFunds' high-performing investment capabilities, including a strong international and emerging markets equity franchise, and its powerful US third-party distribution platform, with Invesco's strong and diversified product lineup and global presence, supported by solutions-driven and technology-enabled client outreach.

"The combination with OppenheimerFunds and the strategic partnership with MassMutual will meaningfully enhance our ability to meet client needs, accelerate growth and strengthen our business over the long term," said Martin L. Flanagan, President and CEO of Invesco.  "This is a compelling, highly strategic and accretive transaction for Invesco that will help us achieve a number of objectives:  enhance our leadership in the US and global markets, deliver the outcomes clients seek, broaden our relevance among top clients, deliver strong financial results and continue attracting the best talent in the industry.

"We have long held OppenheimerFunds' people and strong investment performance track record in high regard," Mr. Flanagan continued.  "OppenheimerFunds' culture and commitment to high-conviction investing complement our own, and the combination will create significant opportunities for the talented professionals of both companies."

"MassMutual is excited for the next chapter in our successful asset management strategy," said MassMutual Chairman, President and CEO Roger W. Crandall.  "Invesco is a highly regarded asset manager and OppenheimerFunds has been an incredibly successful affiliate of MassMutual for the past 28 years.  We look forward to participating in the future growth of the combined entity as a long-term partner and shareholder. This strategic combination positions us well to continue to benefit from a strong, diversified global asset management business, which will further strengthen our financial position and support our ability to invest in the long term, provide increased value to our policyowners and customers, and help us deliver on our purpose to help people secure their future and protect the ones they love."

Terms of the Transaction

Under the terms of the agreement, Invesco will acquire OppenheimerFunds with consideration to MassMutual and OppenheimerFunds employee shareholders consisting of 81.9 million shares of Invesco common equity and $4 billion in perpetual, non-cumulative preferred shares with a 21-year non-call period and a fixed rate of 5.9%.  The 81.9 million shares include approximately 6.6 million shares to be issued as a part of the post-closing conversion of unvested restricted stock awards, currently held by OppenheimerFunds employee shareholders, into Invesco restricted stock awards. As a result, MassMutual is expected to own an approximate 15.5% stake in the common equity of Invesco, becoming Invesco's largest shareholder.

Invesco and MassMutual will enter into a shareholder agreement, in which MassMutual will have customary minority shareholder rights, including representation on Invesco's board of directors.  MassMutual will nominate William F. Glavin, Jr., current independent board member of OppenheimerFunds and its retired CEO. The shareholder agreement specifies a lock-up period of two years for the common stock.

The transaction is expected to be significantly accretive to Invesco's earnings per share with ~18% accretion for the three quarters in 2019 and ~27% accretion in 2020.  Additionally, as part of an ongoing partnership between Invesco and MassMutual, the companies will explore future strategic collaboration opportunities.

The transaction is expected to close in the second quarter of 2019, pending necessary regulatory and other third-party approvals.

Ardea Partners and BofA Merrill Lynch acted as financial advisors to Invesco in connection with the transaction, and Wachtell, Lipton, Rosen & Katz served as Invesco's legal counsel.

Lazard served as MassMutual's financial advisor on the transaction, and its legal counsel was Simpson Thacher & Bartlett LLP.

1 Source for global ranking:  P&I Research, Morningstar (AUM as of June 2018) and Simfund (AUM as of Dec. 31, 2017), Advisor Brandscape.  Source for US ranking:  Invesco and Strategic Insight. Based on AUM of US domiciled long-term open-end, closed-end, exchange traded funds, money market funds, and VI assets as measured at the parent company level. It does not include funds that are not US domiciled or any other categories of investment vehicles not expressly listed, such as, but not limited to SA, SMA and UIT assets.

Conference Call Details

Invesco will hold a conference call to discuss the acquisition of OppenheimerFunds at 9 a.m. ET on Thursday, Oct. 18.  Those wishing to participate should call:

North America: 1-877-951-7317
International: 1-210-795-0461
Passcode: 1590266

You may access the presentation at www.Invesco.com.

An audio replay will be available approximately one hour after the call.  You may access the audio replay by dialing:

North America: 1-866-393-0864
International: 1-203-369-0431

Replays are generally available one hour after a call ends, and will remain available until Nov. 1, 2018.

About MassMutual

MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. MassMutual offers a wide range of financial products and services, including life insurance, disability income insurance, long term care insurance, annuities, retirement plans and other employee benefits. For more information, visit www.MassMutual.com.

About Invesco Ltd.

Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life.  NYSE: IVZ; www.Invesco.com.

About OppenheimerFunds
OppenheimerFunds, Inc., a leader in global asset management, is dedicated to providing solutions for its partners and end investors. MassMutual acquired OppenheimerFunds in 1990 for $150 million. Since that time, OppenheimerFunds has grown assets under management from $14 billion and approximately 1.2 million shareholder accounts, to more than $246 billion and over 13 million shareholder accounts, as of September 30, 2018. For more information, visit www.oppenheimerfunds.com.